EXHIBIT 99 TO FORM 8-K
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NEWS RELEASE
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FOR IMMEDIATE RELEASE
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FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Executive Vice President & Chief Financial Officer
(847) 615-4096
Investor Relations Website address:  www.wintrust.com


                     WINTRUST FINANCIAL CORPORATION EXPECTS
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               NON-RECURRING CHARGE AGAINST THIRD QUARTER EARNINGS
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                   STILL ON TRACK FOR RECORD EARNINGS IN 2000

     LAKE FOREST, ILLINOIS -- Sept. 7, 2000 -- Wintrust Financial Corporation ("Wintrust") (Nasdaq: WTFC) today announced it expects to incur a one-time after-tax charge of up to $2.7 million, or $0.30 per diluted common share, to its third quarter earnings. The charge is attributable to the recent discovery of a series of fraudulent loan transactions perpetrated by one independent insurance agency against the Company's premium finance subsidiary. The Company has commenced legal action against the agency and related parties, seeking recovery of the loss. The amount of potential recovery, if any, is not known at this time.

     "Although we are extremely disappointed with this one-time charge, we expect to be profitable for the quarter and remain on track for record earnings for the year. All of our core fundamentals remain intact," said Edward J. Wehmer, president and chief executive officer.

     Wehmer added that this incident was isolated to one agency located in Florida and that Wintrust has taken immediate steps to enhance its controls to mitigate such risks in the future. "No customer of our Company was harmed as a part of this scheme," Wehmer said.

     Wintrust is a $1.9 billion asset multi-bank holding company with shareholders' equity in excess of $98 million. Headquartered in Lake Forest, Ill., Wintrust operates six suburban Chicago community bank subsidiaries and three non-bank subsidiaries. Its stock is traded on the Nasdaq Stock Market(R).

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FORWARD-LOOKING STATEMENTS

     This press release contains forward-looking statements related to the Company's financial performance that are based on estimates. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors, that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, unforeseen loan or lease losses, unexpected developments pertaining to the loss situation discussed above, slower than anticipated development and growth of the new trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.

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